EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec 31, 2007	Sep 30, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 144,647	$ 100,361
Accounts receivable, net of an allowance
of $164 and $164 at December 31, 2007
and September 30, 2007, respectively	89,028	76,597
Income tax receivable	2,141	1,870
Inventories of materials and supplies	28,412	26,721
Deferred tax assets	111	390
Prepaid expenses and deferred costs	7,713	10,240
Total Current Assets	272,052	216,179

NET PROPERTY AND EQUIPMENT	514,170	493,851

DEFERRED COSTS AND OTHER ASSETS	10,657	7,694
	$ 796,879	$ 717,724

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of notes payable	$ -	$ 18,000
Accounts payable	12,571	11,769
Accrued liabilities	38,740	27,861
Total Current Liabilities	51,311	57,630

LONG-TERM DEBT,
net of current maturities:	50,000	-
	50,000	-
LONG TERM LIABILITIES:
Deferred income taxes	13,626	14,729
Deferred credits	19,855	24,093
Other	7,261	5,417
	40,742	44,239

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 50,000 shares
authorized with 31,702 and 31,675 issued
and outstanding at December 31, 2007
and September 30, 2007, respectively	31,702	31,675
Paid-in capital	135,158	133,224
Retained earnings	487,966	450,956
Total Shareholders' Equity	654,826	615,855
	$ 796,879	$ 717,724